Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (hereinafter referred to as the “Agreement”), dated this 16th day of February, 2023 (the “Effective Date”) by and between Atlas Power Hosting, LLC, a Delaware limited liability company with principal offices located at 5046 143rd Avenue, Williston, North Dakota 58801 (the “Company”) and Creek Road Miners, Inc., a Delaware corporation with principal offices located at 35 E Horizon Ridge Pkwy, Ste 110 – 502, Henderson, NV 89002- 7906 (the “Customer”). In consideration of the promises set forth below, the parties agree as follows:

1.	Services. Company shall provide, and Customer shall pay for, the Colocation, hosting and other services (the “Services”) for Customer’s cryptocurrency mining hardware (the “Mining Equipment”) identified on the order form attached hereto as Exhibit A, as may be updated in writing and duly signed by Customer and Company from time to time (the “Order Form”).

2.	Colocation Services

2.1	Colocation Facility. Company will provide colocation services for Mining Equipment (“Colocation Services”) at a facility provided with electricity and network connectivity sited at the location specified the Order Form (the “Facility”) during the Equipment Term specified on the Order Form.

2.2	Transfer of Mining Equipment. Customer shall provide prompt written notice to Company if it transfers legal title or grants any third-party rights in or to any Mining Equipment to an Affiliate (defined below) or other third party. All such transfers shall preserve Company’s security interest under Section 7. In the event of a transfer, Customer shall remain obligated to pay Company the Fees for the remainder of the Equipment Term as specified in the Order Form relating to such Mining Equipment, unless and until such Mining Equipment is placed into service under, and is subject to, a collocation agreement between the acquiring third party and Company, which shall require Company’s approval, which shall not be unreasonably withheld.

2.3	Transfer of Services. Other than to Affiliate, Customer may not sublicense, assign, delegate or otherwise transfer its receipt of Colocation Services under this Agreement to any third party without the Company’s express written consent in the Company’s sole discretion. Customer agrees that Company shall not under any circumstance be deemed to be providing any Colocation Services to any third party for Customer or on its behalf.

3.	Set-Up Services. The Company will provide set up services for the Mining Equipment as described on the Order Form (“Set-Up Services”). The Company will provide Set Up Services in a professional and workmanlike manner.

4.	Operation and Management Services. Company will provide operation and management services for the Mining Equipment as described on the Order Form (“Operation and Management Services”). Company will provide Management Services in a professional and workmanlike manner.

5.	Term and Termination.

5.1	Term of Master Agreement. This Agreement shall be effective as of the date on which it has been executed by Company and Customer (the “Effective Date”) and, unless otherwise terminated, shall continue until all applicable Equipment Terms have expired or terminated.

5.2	Equipment Term. The Equipment Term shall be set forth on the Order Form.

5.3	Mining Equipment Return. Upon Customer’s written request and provided Customer has paid all undisputed amounts then due and owing under this Agreement, Company shall decommission and return corresponding Mining Equipment provided by Customer per the Order Form to Customer upon the expiration or termination the applicable Equipment Term as provided in Section 9.3.

5.4	Events of Default by Customer. An event of default (each, a “Default” or “Customer Default”) shall exist if Customer: (a) fails to timely deliver Mining Equipment as specified in the Order Form and such matter is not cured within ten (10) business days after written notice from Company; fails to make any payment(s) when due pursuant to this Agreement and such matter is not cured within ten (10) business days after written notice from Company; (b) breaches any of Customer’s representations or warranties in this Agreement, and such matter is not cured within ten (10) business days after written notice from Company; (c) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and such matter is not cured within ten (10) business days after written notice from Company; or (d) enters into bankruptcy, dissolution, financial failure or insolvency which is not dismissed or otherwise remedied within thirty (30) days.

5.5	Remedies for Default by Customer. In the event of a Customer Default, Company shall have the right, but not the obligation, to exercise any of the following remedies, each of which shall be in addition to any other rights or remedies available to Company at law or in equity, and such rights and remedies shall be cumulative and not exclusive: (a) terminate this Agreement immediately upon written notice to Customer and this Agreement will be of no further force and effect except (i) as provided in Section 14.12, below, and (ii) with respect to the rights and obligations of the Parties arising prior to the applicable termination date; (b) remove and store at Customer’s expense, all or any portion of the Mining Equipment without any cost, obligation or liability of Company to Customer; (c) retain any initial fees or deposits paid by the Customer; (d) seek and obtain an order or judgment for specific performance of the Customer’s obligation(s) hereunder; (e) seek and obtain an order or judgment for damages; (f) require Customer to pay immediately to Company all amounts then owed under this Agreement and, as liquidated damages and not a penalty, all amounts due for the remainder of the applicable Equipment Term(s); (g) exercise all rights and remedies available to Company pursuant to the security interest granted by Customer to Company under Section 7, below; and/or (h) retain possession of the Mining Equipment for the duration of the Term of this Agreement or the Equipment Term, operate the Mining Equipment and retain all mining revenue until Company has recovered all sums due and payable hereunder.

5.6	Default by Company. Customer may terminate this Agreement for cause upon written notice to Company if Company: (a) fails to perform any of its obligations hereunder in any material respect that is not cured within thirty (30) business days after written notice from Customer that identifies the failure and such additional reasonable time as the Company deems necessary to cure the default provided that the Company is diligently pursuing a cure, or (b) enters into bankruptcy, dissolution, financial failure or insolvency which is not dismissed or otherwise remedied within thirty (30) days (each, a “Company Default”). In the event of a Company Default, Customer shall have the right, but not the obligation, to terminate this Agreement or any Order Form on written notice to Company, and Company shall, provided Customer has paid all undisputed amounts the due and owing under this Agreement, decommission and return corresponding Mining Equipment to Customer as provided in Section 9.3.

6.	Fees and Payment.

6.1	Initial Fees. The one-time fees for setup, installation, and configurat’t.’ioe n of Min• ing Equipment (the “Setup Fee”) and the initial deposit specified in the applicable Order Form (the “Deposit”) shall be due and payable as of the date on which Company and Customer have both executed the Order Form. The Setup Fee is non-refundable and non-transferrable under any circumstance. The Deposit is non-transferrable under any circumstance and are non-refundable except as expressly set forth herein and only to the extent that all of Customer’s obligations under this Agreement have been fully satisfied.

6.2	Management and Energy Fees. During the Term of this Agreement, Customer shall pay Company the Management Fees and Energy Fees (collectively, the “Fees”) set forth on the Order Form. Company reserves the right to adjust the Fees per the terms of the Order Form. If there are any increases, changes in, or introduction or administration of, any taxes, levies, utility tariffs, governmental or quasi-governmental fees or other charges with respect to the Services or the Facility, Company may pass through to Customer, and Customer shall pay, all such amounts (the “Passed-Through Amounts”) in accordance herewith.

6.3	Taxes. All amounts payable by Customer under this Agreement are exclusive of, and Customer shall solely be responsible for paying, all taxes, duties, and fees, including federal, state, and local taxes on manufacture; sales, gross income, receipts, occupation, and use, not based on Company’s income that arise out of this Agreement. If any deduction, withholding, or payment for taxes is required in any jurisdiction on amounts payable to Company, Customer shall indemnify and make Company whole for the full amount thereof. Unless specifically set forth on the applicable Order Form, Customer is solely responsible for all requirements for, renewable energy certificates, allowances, or other carbon offsets required by or otherwise necessary for Customer’s compliance with any federal, state, local or other application.

6.4	Payment Method. All payments due and owing under this Agreement, except those expressly required to be paid in Bitcoin, shall be made through automated clearing house (“ACH”) transfers by Company from an account established by Customer at a United States bank designated by Customer (the “Payment Account”). Customer hereby agrees to execute and deliver to Company or its ACH payment agent in authorization agreement authorizing Company to initiate ACH transfers from the Payment Account to Company in the amounts required or permitted under this Agreement. For as long as this Agreement remains effective, Customer shall be responsible for all costs, expenses or other fees and charges incurred by Company as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise. Any other payment method must be pre-authorized by Company and will be subject to a fee.

7.	Security Interest. Customer hereby grants and assigns to Company a continuing second- position security interest in, and lien on, the Mining Equipment as collateral security for Customer’s performance of its obligations under this Agreement when due. Company may, as it deems appropriate, file UCC-1 financing statements filed in the jurisdiction where the Facility is located and in each jurisdiction where the Customer does business to evidence this security interest and Customer agrees to cooperate fully with Company to obtain and perfect this security interest as may be reasonably required, including, without limitation, execution of a more detailed security agreement in the form and content attached hereto as Exhibit B.

8.	Network and Access.

8.1	Network. Company will provide ongoing local network connectivity to each Unit of Mining Equipment on a single ethernet segment. Customer may request a VPN to securely access the Equipment by notifying Company writing. Customer is solely responsible for preventing unauthorized access to the Mining Equipment. Customer acknowledges and agrees that Company may monitor Customer’s network usage and traffic and Customer hereby authorizes Company to access, collect and use data relating to the Mining Equipment and Customer’s use thereof.

8.2	Access. Only those persons specifically authorized by Company in writing may access the Facility. Company may reasonably deny or suspend Customer’s access to the Mining Equipment based on Company’s then-current Security Policies and Procedures, which include, but are not limited to:

8.2.1	All access into the Facility must be supervised by a Company representative;

8.2.2	Customer shall provide one (1) week’s written notice to Company prior to any access to the Facility;

8.2.3	Customer access must comply with the requirements of Company and its energy provider;

8.2.4	Customer shall be solely responsible for any damage or loss caused by anyone acting for or on its behalf while at the Facility except to the extent of any contributory negligence on the part of Company.

8.3	Hazardous Conditions. If, in the reasonable discretion of Company, any hazardous conditions arise on, from, or affecting the Facility, whether caused by Customer or a third party, Company is hereby authorized to suspend service under this Agreement without subjecting Company to any liability.

8.4	Energy Provider, Reductions and Outages. The Customer acknowledges and understands that Company is party to a Power Purchase Agreement (“PPA”) with an energy provider. Under the PPA, Company’s energy provider is not obligated to deliver energy to the Company during maintenance periods and outages described below. Customer agrees that the Fees reflect Company’s energy provider’s reductions, outages and maintenance periods described below, and that Company shall have no obligation to deliver energy to Customer during maintenance periods, reductions and outages described below and Company shall have no liability to Customer for any actions or omissions due to or resulting from its energy provider’s maintenance periods and outages described below. Customer shall have no obligation to pay Company for any energy not delivered during such maintenance, reductions or outages.

8.4.1	Scheduled Maintenance. Company shall submit to Customer a copy of its energy provider’s non-binding schedule of planned interruptions and/or reductions of the energy provider’s generation required for inspection, preventive, corrective and other maintenance activities at the energy provider’s plant (“Scheduled Maintenance”) in accordance with the procedures set forth below.

8.4.1.1	On or before January 1 and July 1 of each calendar year during the Term (each, a “Maintenance Notice Date”), Company shall submit to Customer a copy of its energy provider’s non-binding schedule of any proposed major maintenance at the energy provider’s Plant that is anticipated to last in excess of twenty (20) Days during the six (6) Month period following such Maintenance Notice Date (“Major Maintenance”).

8.4.1.2	For curtailments for Scheduled Maintenance that are not Major Maintenance (“Periodic Maintenance”), Company shall notify Customer at least thirty (30) Days (or, if it would be impracticable to give such thirty (30) Days’ notice, such shorter period as is reasonable under the circumstances) in advance of the proposed commencement of such Periodic Maintenance.

8.4.2	Carbon Capture Outage. Customer acknowledges that Company’s energy provider may implement carbon capture and sequestration technology at the energy provider’s Plant and that the testing and implementation of such technology may require Plant outages or interruptions (“Carbon Capture Outages”). Company shall, as promptly as is practicable under the circumstances, provide Customer notice of any upcoming Carbon Capture Outage and the amount of energy in MW affected by such Carbon Capture Outage and the expected end date and/or time of the Carbon Capture Outage. Company shall update such report as necessary to advise Customer of any changed circumstances with respect to such Carbon Capture Outage.

8.4.3	Forced Outages. Company shall, as promptly as is practicable under the circumstances following the commencement of a Forced Outage, provide to Customer a report by telephone, fax, or electronic mail of such Forced Outage, which report shall include the amount of energy in MW affected by such Forced Outage and the expected end date and/or time of the Forced Outage. Company shall update such report as necessary to advise Customer of any changed circumstances with respect to such Forced Outage.

8.4.4	Emergency or Reliability Issues. In the event of an emergency or transmission or distribution system reliability issue in the location in which the energy provider’s Plant operates, as determined by the applicable governmental authority, Company’s energy provider or Company (acting reasonably), then Company may, at its option and with written notice to Customer, suspend deliveries of energy to Customer until such emergency or reliability issue has been resolved.

9.	Removals and Relocation of Mining Equipment.

9.1	Relocation. Company may relocate Mining Equipment within the Facility at Company’s expense.

9.2	Emergency. In the event of an emergency, and upon prior written notice to the Customer, Company may rearrange, remove, or relocate Mining Equipment without any liability to Company.

9.3	Mining Equipment Return. Provided that Customer has paid all amounts then due and owing under this Agreement, Company shall decommission and make the Mining Equipment available to Customer for pickup at, or shipment from, the Facility within thirty (30) business days of Customer’s written request. Customer shall be responsible for all reasonable, documented deinstallation, packing, storage, transportation, delivery, and other costs associated with removing and returning its Mining Equipment. Company will notify Customer when its Mining Equipment is ready for pickup, and Customer shall arrange for pickup and removal of the Mining Equipment at its sole risked expense. If Customer does not remove the Mining Equipment as provided herein, Company may charge Customer for storage from the date of notice that the Mining Equipment is ready for pickup. Customer shall remain liable to Company for all amounts due for the remainder of the applicable Equipment Term for such Mining Equipment, if any.

10.	Customer Responsibilities.

10.1	Compliance with Laws. Customer’s use of the Facility and the Equipment located at the Facility shall conform to all applicable Law, including international Law, the Law of the jurisdictions in which Customer is doing business and where the Facility is located. In the event that there is a new or a change in Law that causes Company to directly or indirectly incur new or additional costs in connection with the Services or the Facility, Company may pass through such costs to Customer without markup. Customer shall timely cooperate in any audit or review of Customer’s compliance with the terms hereof conducted by or on behalf of Company, responding accurately and completely to all inquiries, and providing any requested documents.

10.2	Licenses and Permits. Customer is responsible for obtaining any licenses, permits, consents, and approvals from any federal, state, or local government that may be necessary to install, possess, own, or operate the Mining Equipment. As used herein, “Law” means any law, statute, rule, protocol, procedure, exchange rule, tariff, decision, requirement, writ, order, decree or judgment adopted by or any interpretation thereof by any court, government agency, regulatory body, instrumentality or other entity, including an electric utility, retail electric provider, regional transmission organization or independent system operator.

10.3	Insurance. Customer acknowledges that Company is not an insurer and Mining Equipment is not covered by any insurance policy held by Company. Customer is solely responsible for obtaining insurance coverage for the Mining Equipment and proceeds from any claim upon such insurance shall be used to repair or replace damaged Units. Customer shall keep or procure at its expense keep in full force and effect during the Term of this Agreement commercial general liability insurance for both bodily injury and property damage with coverage of no less than the greater of US$5 million or the replacement value of the Hosted Servers, such insurance shall name Service Provider as an additional insured.

10.4	Equipment in Good Working Order. Customer shall be responsible for delivering the Mining Equipment to the Facility in good working order and suitable for use in the Facility. Customer is responsible for all risk of loss or damage to the prior to Company receiving the Equipment at the Facility. Customer shall be responsible for any and all costs associated with the troubleshooting and repair or replacement of Mining Equipment, including parts and labor at Company’s then-current rates. Company is not responsible in any way for installation costs, delays or loss of profits as a result of Mining Equipment deemed not to be in good working order.

10.5	Modification of Mining Equipment. Except as otherwise provided in the Order Form, Customer shall not make any material modifications, alternations, firmware adjustments, over-clocking or other changes to Mining Equipment.

11.	Representations, Warranties, and Disclaimer.

11.1	Mutual. Customer and Company each represent and warrant that: it is properly constituted and organized; it is duly authorized to enter info and perform this Agreement; and, its execution, delivery, and performance of this Agreement will not violate the terms of any other agreement to which it is a party or obligation by which it is bound.

11.2

By Customer. Customer represents and warrants that it owns and has good title to the Mining Equipment free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance. Customer represents that the security interest granted to Company pursuant to Section 7, above, is a valid first position security interest. Customer further represents and warrants that neither it nor any of its subsidiaries nor, to Customer’s knowledge, any director, officer, agent, employee, affiliate, or person acting on behalf of Customer or its subsidiaries: has violated or will violate any applicable anti-bribery or anti- corruption Law, including the U.S. Foreign Corrupt Practices Act; has violated or will violate any applicable money laundering Laws; or is or will become subject to any U.S. sanctions administered by the Office of Foreign Asset Control of the U.S. Treasury Department.

11.3	By the Company. The Company represents and warrants that it will provide the Services at the Facility in a professional and workmanlike manner consistent with the terms and conditions of this Agreement. Except as expressly set forth herein, COMPANY MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES. THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS. COMPANY MAKES NO WARRANTY, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, WITH RESPECT TO GOODS/SERVICES SUBJECT TO THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF NONINFRINGEMENT AND (D) WARRANTY AGAINST INTERFERENCE. COMPANY DOES NOT WARRANT THAT (A) THE SERVICE WILL BE FREE FROM INTERRUPTION; (B) THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (C) THE SERVICE WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

12.	Limitation of Liability.

12.1	Customer understands and acknowledges that, in certain situations, Services and Mining Equipment functionality may be unavailable due to factors outside of Company’s control, including force majeure, weather, network failures, pool operator failures, denial of service attacks, network and power grid outages, cyberattacks, including hacking or malicious attacks on networks or exchanges, or Acts of God (“External Factors”). Customer further acknowledges that cryptocurrency price movements, difficulty, and legal and regulatory risks (“External Risks”) could have a material adverse impact on the value of cryptocurrencies, cryptocurrency mining, the Mining Equipment, and the Services. Customer assumes responsibility for all such External Factors and External Risks, and Company hereby disclaims all liability for any losses that may arise as a result thereof.

12.2	COMPANY SHALL HAVE NO OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE MINING EQUIPMENT CAUSED BY FACTORS OUTSIDE OF COMPANY’S REASONABLE CONTROL; (B) ANY LOSS, DELETION, OR CORRUPTION OF CUSTOMER’S DATA OR FILES; (C) ANY LOST REVENUE OR PROFITS TO CUSTOMER DURING NETWORK, OR POWER OUTAGES OR CURTAILMENT, MINING EQUIPMENT FAILURES, OR OTHER FACTORS OUTSIDE OF COMPANY’S DIRECT CONTROL; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CUSTOMER OR ANY THIRD PARTY NOT UNDER COMPANY’S CONTROL; OR (E) DAMAGES RESULTING FROM MINING EQUIPMENT ANY THIRD-PARTY EQUIPMENT.

12.3	IN NO EVENT SHALL COMPANY BE LIABLE TO CUSTOMER OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, RELIANCE, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF BUSINESS, OR COST OF COVER OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COMPANY’S TOTAL CUMULATIVE LIABILITY UNDER OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE INCLUDING ATTORNEYS’ FEES), SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY COMPANY FROM CUSTOMER FOR THE SERVICE MONTH DURING WHICH THE EVENT GIVING RISE TO THE CLAIM OCCURRED.

12.4	Remedy. Customer’s sole remedy for Company’s non-performance of its obligations under this Agreement shall be a refund of any fees paid to Company for the then-current service month. Unless applicable law requires a longer period, any action against Company connection with this Agreement must be commenced within one (1) year after the cause or the action has accrued.

12.5	Insurance loss. Customer agrees to look exclusively to Customer’s insurer to recover for injury or damage in the event of any covered loss or injury, and releases and waives all right of recovery against Company for any covered loss or injury.

13.	Indemnification. Customer shall indemnify, hold harmless and defend Company, the Facility Owner, and their respective affiliates, subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses, arising out of or relating to the Mining Equipment or Customer’s use thereof, or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Customer. Company shall, subject to the limitations of liability stated herein, indemnify, hold harmless and defend the Customer, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses, arising out of or relating to direct or indirect act, omission, negligence or misconduct of Company, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Company. Neither Company nor the Customer shall not enter into any settlement or resolution with a third party under this section without the other Party’s prior written consent, which shall not be unreasonably withheld.

14.	Miscellaneous.

14.1	Notice. Any notice required by this Agreement or an Order Form shall be given by email to the following representatives of Company and Customer at the email addresses provided below or at such other address as may be provided in writing.

To Company:

Atlas Power Hosting, LLC

Attn: Jeff Young & Jared Rothman

955 Beech St.

Missoula, MT 59802

With copy to:

Datsopoulos, MacDonald & Lind, P.C.

Attn: William K. VanCanagan

201 W. Main St.

Suite 201

Missoula, Montana 59802

To Customer:

Creek Road Miners, Inc.

John Maatta, CEO

jmaatta@creekroadminers.com

35 E Horizon Ridge Pkwy, Ste 110 – 502

Henderson, NV 89002-7906

To Customer technical representative:

Creek Road Miners, Inc.

Scott Sheikh, COO

ssheikh@creekroadminers.com

35 E Horizon Ridge Pkwy, Ste 110 – 502

Henderson, NV 89002-7906

With copy to:

n/a

14.2	Lease Agreement. Company may lease the premises upon which the Facility is located pursuant to a lease agreement (“Lease”). Customer is not a party to or a beneficiary under such Lease, if any, and has no rights thereunder; however, Customer shall be required to adhere to any and all rules of operation established by Leaser for the Facility. Whether owned or leased by Company, Customer acknowledges and agrees that it does not have, has not been granted, and will not own or hold any real property interest in the Facility, that it is a licensee and not a tenant, and that it does not have any of the rights, privileges, or remedies that a tenant or lessee would have under a real property lease or occupancy agreement.

14.3	Entire Agreement. This Agreement, including the Order Form and any documents referenced herein, constitutes the parties’ entire understanding regarding its subject and supersedes all prior or contemporaneous communications, agreements and understanding, including any prior master or colocation agreement, between them relating thereto. In the event of a conflict between the terms and conditions of this Master Agreement and an Order Form, the specific terms and conditions of the Order Form shall take precedence. Customer acknowledges and agrees that it has not, and will not, rely upon any representations, understandings, or other agreements not specifically set forth in this Agreement. This Agreement shall not be superseded, terminated, modified, or amended except by express written agreement of the parties that specifically identifies this Agreement.

14.4	Waiver, Severability. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable Law, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

14.5	Assignment. Except as part of or in connection with a Change of Control or a reorganization solely among Customer and its Affiliates and subject to such assignee agreeing in writing to be subject to the terms and conditions hereof, Customer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Company’s written consent. “Change of Control” means (i) a sale by Customer of all or substantially all of its assets that are the subject of this Agreement to an unaffiliated person or entity, (ii) a merger, reorganization, conversion or other transaction in which more than fifty percent (50%) of the voting control of Customer is held by persons or entities who did not hold voting control of such party, whether directly or indirectly, immediately prior to such transaction (excluding any reorganization solely among Customer and any entities that directly or indirectly controls, is controlled by, or is under common control with Customer (each, an “Affiliate”), or (iii) a sale by the equity holders of Customer that results in more than fifty percent (50%) of the voting control of such party being held by persons or entities who did not hold voting control of Customer, whether directly or indirectly, immediately prior to such sale (excluding any reorganization solely among Customer and its Affiliates). Customer shall notify Company in writing within ten (10) days of any assignment or transfer under this Section 14.5. Company may at any time assign, transfer, delegate, or subcontract any or all of its rights or obligations under this Agreement without Customer’s written consent. Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns.

14.6	Force Majeure. Neither party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, wind, tornado, electrical storms, labor disputes or shortages, civil disturbances, governmental requirements, promulgation or change in law or regulation, issuance or change in executive order, acts of civil or military authority, acts of God, acts of public enemies, acts of terrorism, inability to secure replacement parts or materials, transportation facilities, or other causes beyond its reasonable control, whether or not similar to the foregoing. This also includes all internet outages or loss of connectivity and all power outages, including outages arising from service and maintenance needs and all power outages described in Section 8.4, above.

14.7	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to “principals of conflicts of laws. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be subject to jurisdiction, venue and litigation in the state courts of North Dakota. An action by a party to enforce any provision of this Agreement shall not relieve the other party from any of its obligations under this Agreement, and no failure to enforce any provision of this Agreement shall constitute a waiver of any future default or breach of that or any other provision.

14.8	Relationship of the Parties. The parties agree that their relationship hereunder is in the nature of independent contractors. Neither party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other’s behalf. Each party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other party. Neither party shall have any authority to make any agreements or representations on the other’s behalf without the other’s written consent. Additionally, Company shall not be responsible for any costs and expenses arising from Customer’s performance of its duties and obligations pursuant to this Agreement.

14.9	Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed to confer any rights, legal or equitable, in any person or entity other than the parties hereto and their respective successors and permitted assigns.

14.10	Publicity. Neither party may use the name, trademark, logo, acronym, or other designation of the other party in connection with any press release, advertising, publicity materials or otherwise without the prior written consent of the other party.

14.11	Construction: Interpretation. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular; masculine words include the feminine and neuter; “or” means “either or both” and shall not be construed as exclusive; “including” means “including but not limited to”; “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and any particular section in which such words appear, unless otherwise specified; “any”, “all” each means “any and all” and shall not be construed as terms of limitation; anti, a reference to a thing (including any right or intangible asset) includes any part or the whole thereof. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the parties.’ titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement. Company’s rights and remedies hereunder are cumulative and in addition to any other rights or remedies it may have at law or in equity.

14.12	Survival. Notwithstanding any provisions herein to the contrary, the obligations set forth in Sections 5.3, 5.4, 5.5, 6.3, 6.4, 7, 9.3, 11, 12, 13, and 14 shall survive the expiration or termination of this Agreement.

14.13	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. The parties may sign and transmit an electronic signature of this Agreement (whether by facsimile, pdf, email, or other electronic means), which signature shall be binding on the party whose name is contained therein.

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CUSTOMER:		COMPANY:

CREEK ROAD MINERS, INC.		ATLAS POWER HOSTING, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ John Maatta	By:	/s/ Kevin Washington
Name:	John Maatta	Name:	Kevin Washington
Its:	CEO	Its:	Managing Member

Exhibit A

To The

Master Services Agreement

Order Form

This Order Form (hereinafter referred to as the “Order Form”) is entered into by Atlas Power, LLC, a Delaware limited liability company with principal offices located at 5046 143rd Avenue, Williston, North Dakota 58801 (the “Company”) and Creek Road Miners, Inc., a Delaware corporation with principal offices located at 35 E. Horizon Ridge Pkwy, Ste 110 – 502, Henderson, NV 89002-7906 (the “Customer”). This Order Form is issued under the Master Services Agreement between Company and Customer dated as of the 2nd day of March, 2023 (the “MSA”).

A. This Order Form incorporates the terms and conditions of the MSA and the parties hereby agreed to such terms and conditions. The defined terms contained in the MSA apply to this Order Form unless this Order Form expressly states otherwise.

B. The terms in the MSA will take precedence over conflicting terms in this Order Form, unless the parties expressly agree in this Order Form to supersede specific provisions of the MSA.

C. No Services may be performed until Company and Customer sign this Order Form, the MSA, and any related Order Form.

1. Hosting Service. Company will provide Customer with crypto currency mining facility services as described herein, including rack space, electrical power, internet connectivity, physical security, installation, configuration and monitoring for the Mining Equipment at the Company’s hosting facility located at 5046 143rd Avenue, Williston North Dakota 58801 (the “Facility”), or other such facility as is mutually agreed upon (the “Hosting Service”). Customer agrees to colocate the Mining Equipment at Company’s Facility subject to this Order Form and any order form that is subsequently added by agreement of the parties.

2. Term. The term of this Agreement (“Equipment Term”) shall commence on the date on which it has been executed by Company and Customer (the “Effective Date”) and, unless otherwise terminated, shall continue for a period of two (2) years unless terminated earlier according to the provisions of the MSA or this Order Form.

3. Equipment. Customer shall own and deliver to Company at the Facility, per the requirements of Section 4.5, below, nine hundred (900) XP miners (individual miner is a “Unit” and collectively the “Mining Equipment”). Customer shall insure its Mining Equipment and shall be solely responsible for the repair or replacement of Mining Equipment before and after the Set- Up Services provided for in Section 4, below, in order to maintain the operating Units at the Facility at all times during the Equipment Term. Failure to timely deliver and maintain the specified number of specified Units shall be a material breach of the Agreement and an event of default as set forth in Section 5.4 of the MSA. Mining Equipment shall be provisioned to not exceed 4000W per Unit, to allow for overclocking, unless otherwise agreed to in writing by both parties.

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4.	Set-Up Services.

4.1. The Company will provide installation services, consisting of: (a) receiving and unboxing Units; (b) staging Units in a designated area located in the Facility until ready for deployment; and (c) deploying Units, which shall consist only of stacking the Units on the racks located in the Facility and plugging the power ethernet cables to each Unit. The Units will be placed on racks within the Facility in the reasonable discretion of Service Provider and may be moved by Service Provider from time-to-time, provided that any reconfiguration or movement of the Units shall be done in a way that endeavors to minimize the downtime of the Units. In addition, in order to mitigate any downtime, Service Provider may move Units from one datacenter to another datacenter located in the Facility.

4.2. The parties shall work with each other to establish a mutually agreeable schedule of delivery and installation. Customer shall arrange for the delivery of the Units to the Facility with shipment costs and any customs duties to be borne by Customer. Customer shall notify Service Provider of estimated delivery dates and keep Service Provider updated regarding any changes to the estimated delivery dates.

4.3. Provisioning of Utilities. The Company shall connect utilities (e.g., electricity and network) to the Mining Equipment within the Facility.

4.4. Service Provider will use commercially reasonable efforts to complete the Installation Services for Units prior to the applicable Service Commencement Date.

4.5. Customer shall deliver the Mining Equipment to the Company at the Facility sixty (60) days prior to the date the Mining Equipment is to be connected to power and the internet to begin mining (“Go Live Date”). Customer’s Mining Equipment will be provisioned and ready to begin mining by the Go Live Date. The Go Live Date shall be the later of April 30th, 2023, or sixty (60) days following the delivery of all Mining Equipment as required by Section 3, above. The Go Live Date may be postponed by the Company for up to ninety (90) days upon written notice to the Customer.

4.6. Acceptance of Set-Up Services. Company will provide Customer written notice upon the completion of the Set-Up Services at least five (5) days prior to the Go Live Date (“Connection Notice”). Customer will have five (5) days after receipt of the Connection Notice to inspect the Mining Equipment and provide written notice to the Company of any defect or non- conformance with Set-Up Services set forth in the Order Form. After five (5) days without written notice, the Set-Up Services are deemed accepted by Customer.

5.	Management Services.

5.1. Company shall host the systems which shall be managed to maintain the following performance metrics, and Customer will be provided access to a daily performance report during the Term.

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5.2. Mining Equipment Performance Enhancement Parameters. Company agrees the performance enhancements may reach the limits of the stock PSU. Each Unit will be provisioned to not exceed 4000W.

5.3. Customer shall have the right to utilize its own fleet management software to monitor and independently verify performance metrics. If performance metrics are out of scope at any time for more than one hundred twenty (120) minutes, then the Company will use commercially reasonable efforts to notify Customer and provide a root cause analysis and remediation plan.

5.4. Network Access. The Company shall provide ongoing network access and a virtual Private Network (“VPN”) to allow Customer to securely access the Mining Equipment at all times. The Customer shall be solely responsible for preventing unauthorized access to the Mining Equipment. Customer acknowledges and agrees that Company may monitor Customer’s network usage and traffic and Customer hereby authorizes Company to access, collect and use data relating to the Mining Equipment and Customer’s use thereof for the purpose of fulfilling services to be provided.

6.	Service Level Commitment.

6.1. The Company shall provide electrical service and an internet connection with sufficient capacity for the Mining Equipment.

6.2 The Customer acknowledges that electrical service will be provided to the Facility by a local energy provider or other third party. It is agreed that the magnitude of consumption envisioned by this Agreement will render backup generation and/or power storage economically infeasible. Power reductions and outages are expected as set forth in Section 8.4 of the MSA, unexpected power reductions or outages are considered a force majeure event. Company shall not be responsible for any downtime of the Mining Equipment resulting from such reductions outages and Customer will not be entitled to any compensation for such reductions or outages.

6.3 Customer acknowledges internet service will be provided to the Facility by a local internet service provider or other third party. It is agreed that routine and/or emergency maintenance may be required from time-to-time in connection with the provision of an internet connection. Company will use commercially reasonable efforts to provide Customer with at least twenty-four (24) hours’ notice for any routine maintenance and as much notice as reasonably practicable for any emergency maintenance, in each case, to the extent the internet provider provides such notice to Company. Company shall not be responsible for any downtime of the Mining Equipment resulting from any such maintenance. Any internet outages or reductions due to such maintenance or due to circumstances beyond the Company’s control will be considered a force majeure event and Customer will not be entitled to any compensation for such outages or reductions.

6.4 The Company guarantees the minimum of ninety-five percent (95%) uptime measured as an aggregate of all Units of the Mining Equipment and not including any power or internet reductions or outages described above or resulting from any force majeure event.

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6.5. No Hashrate minimum expressed.

7.	Fees.

7.1 Deposit. The Customer shall not pay Company a Deposit upon execution of this Order Form.

7.2. Set Up Fee. The Customer shall pay to Company a Set Up Fee in the Amount of Twenty Dollars ($20.00) per Unit upon execution of this Order Form.

7.3 Management and Hosting Service Fee.

7.3.1. The Company shall provide electricity and Hosting Services for the Mining Equipment. The Customer shall pay Company a monthly fee for the quantity of electricity consumed by the Units. The formula to be used per Unit is price per Killowatt-Hour (“kWh”) x Hours in the month (730) x metered rated power consumption, subject to Price Adjustments in Section 7.4. The price per kWh for this agreement is eight cents USD ($0.08) per kWh.

7.3.2. The parties acknowledge and agree that although the initial price paid for hosting by the Customer is eight cents USD ($0.08) per kWh.

7.4. Price Adjustment

Customer has the right to turn of their machines at any time. In the event the units are powered off Atlas Hosting has the right to mine the machines.

Upon the occurrence of an Event of a Curtailment, Service Provider will reduce the Hosting Service Rate to USD $0.065 per KWh (the “Reduced hosting Service Rate”) for that period of time elapsed during the Event of Curtailment. The Customer shall not be responsible for repayment of the difference between the Hosting Service Rate and the Reduced Hosting Service Rate for the number of days comprising the Curtailment Period in any following time period. The Reduced Hosting Service Rate shall commence upon the date upon which power is restored to the Facility and made available to the Customer and shall continue for the number of days comprising the Curtailment Period.

For avoidance of doubt, the closing price of bitcoin in the Agreement refers to the price at 11:59 p.m., prevailing Central Time, as reported by [https://www.coinbase.com/]) = rate (all in).

7.5 Invoice and Payment. The Hosting Service Fee (pro-rated for any partial calendar month) will be invoiced monthly within five (5) Business Days following the end of each calendar month. Company and Customer acknowledge and agree that in lieu of a Deposit or prepayment, all mined currency produced by the Mining Equipment shall be transferred to wallets in the custody and control of the Company. Within five (5) Business Days following the end of each calendar month, the Company shall first deduct the Hosting Service Fee from the monthly total mined currency produced by the Mining Equipment and then remit to Customer the net mined currency.

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8.	Miscellaneous

8.1. IP and Data Ownership. Each party maintains its intellectual property ownership and rights. License rights are solely limited to the necessary use rights for obligations of this agreement. Customer shall retain ownership, and have full access to, all data generated from the Mining Equipment during operations.

8.2. Notices. Any communication under this Order Form may only be delivered by traditional methods (i.e., by hand delivery, fax, email, courier or mail with tracking) to the notice address and contact set forth in the MSA. Any communication shall be effective on the earlier of

a) the next proceeding Business Day after actual delivery or b) five (5) days after being deposited with the US Postal Service with the correct postage and address used.

8.3. No Third-Party Beneficiaries. This Order Form is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.4. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

8.5. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same Agreement.

[REMAINDER OF PAGE LEFT BLANK. SIGNATURES ON SUBSEQUENT PAGES]

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The Parties hereby execute this Order Form to be effective as of the Effective Date.

CUSTOMER:		COMPANY:

CREEK ROAD MINERS, INC.		ATLAS POWER HOSTING, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ John Maatta	By:	/s/ Kevin Washington
Name:	John Maatta	Name:	Kevin Washington
Its:	CEO	Its:	Managing Member

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